October 2008
Pricing Sheet dated October 14, 2008 relating to
Preliminary Terms No. 795 dated October 7, 2008 to
Registration Statement No. 333-131266
Filed pursuant to Rule 433
STRUCTURED INVESTMENTS
Opportunities in Currencies

Currency-Linked Capital Protected Notes due October 29, 2010
Based on the Performance of the U.S. Dollar Relative to the Eurozone Euro (Bullish Dollar / Bearish Euro)
PRICING TERMS – OCTOBER 14, 2008
Issuer:	Morgan Stanley	Issuer ratings:	Moody’s: A1 (downgrade review) / S&P: A+ (negative outlook)*
Aggregate principal amount:	$1,183,000
Issue price:	$1,000 per note (see “Commissions and Issue Price” below)
Stated principal amount:	$1,000 per note
Pricing date:	October 14, 2008
Original issue date:	October 21, 2008 (5 business days after the pricing date)
Maturity date:	October 29, 2010
Principal protection:	100%
Interest:	None
Payment at maturity:	$1,000 + supplemental redemption amount (if any)
Supplemental redemption amount:
$1,000 times the currency performance times the participation rate; provided that the supplemental redemption amount will not be less than zero.

This amount will be positive if the U.S. dollar appreciates relative to the Eurozone euro (i.e., the final exchange rate is less than the initial exchange rate).

Currency performance:
1 – (final exchange rate / initial exchange rate)

Under the terms of the notes, a positive currency performance means that the U.S. dollar has appreciated relative to the Eurozone euro, while a negative currency performance means the U.S. dollar has depreciated relative to the Eurozone euro.

Participation rate:	150%
Initial exchange rate:	1.36315, which is the exchange rate as posted on the reference source on the pricing date
Final exchange rate:	The exchange rate as posted on the reference source on the valuation date
Exchange rate:	The U.S. dollar / Eurozone euro exchange rate (expressed as the number of units of U.S. dollars per one Eurozone euro) as determined by reference to the reference source on such day.
Reference source:	Reuters page “WMRSPOT05”
Valuation date:	October 20, 2010
CUSIP:	617482CV4
Listing:	The notes will not be listed on any securities exchange.
Agent:	Morgan Stanley & Co. Incorporated
Commissions and Issue Price:	Price to public(1)	Agent’s commissions(1)(2)	Proceeds to company
Per Note:	100%	2%	98%
Total:	$1,183,000	$23,660	$1,159,340
(1)
The actual price to public and agent’s commissions for a particular investor may be reduced for volume purchase discounts depending on the aggregate amount of notes purchased by that investor.  The lowest price payable by an investor is $992.50 per note.  Please see “Syndicate Information” on page 6 of the accompanying preliminary terms for further details.

(2)	For additional information, see “Plan of Distribution” in the accompanying prospectus supplement for currency-linked capital protected notes.

* On October 9, 2008, Moody’s Investors Service placed our long-term debt ratings on review for downgrade.  Both ratings listed above have been assigned to the issuer and reflect each rating agency's views of the likelihood that we will honor our obligation to pay the principal and the supplemental redemption amount, if any, payable under the terms of the notes at maturity and do not address the price at which the notes may be resold prior to maturity, which may be substantially less than the issue price of the notes.  The ratings assigned by the rating agencies reflect only the views of the respective rating agencies, are not recommendations to buy, sell or hold the notes and are subject to revision or withdrawal at any time by such rating agencies in their sole discretion.  Each rating should be evaluated independently of any other rating.

You should read this document together with the preliminary terms describing the offering and the related prospectus supplement and prospectus, each of which can be accessed via the hyperlinks below.

Preliminary Terms No. 795 dated October 7, 2008
Prospectus Supplement for Currency-linked Capital Protected Notes dated May 22, 2008
Prospectus dated January 25, 2006

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-584-6837.